DocuSign Envelope ID: AD002E48-A186-4020-B67C-2F2AD414DD4F

OSCAR INSURANCE CORPORATION
295 LAFAYETTE STREET, 6TH FLOOR NEW YORK, NY 10012

August 6, 2020

Sid Sankaran
####
VIA EMAIL

Dear Sid:

Oscar Insurance Corporation including its parent and affiliates (together, the
“Company”), and Mulberry Health Inc. (“Mulberry”) with respect to the Option (as defined below), is pleased to offer you continuing employment on the following terms. Except to the extent provided herein, this letter agreement (i) replaces and supersedes in its entirety the employment offer letter between you and the Company dated January 16, 2019 and (ii) replaces and supersedes any other prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company from the date set forth above regarding the subject matter set forth herein; provided that (i) the Mulberry 2012 Stock Plan Stock Option Agreement (Early Exercise) in respect of 4,300,000 shares of Mulberry Series A Common Stock (as amended by this letter, the “Stock Option Agreement”) and (ii) the Indemnification Agreement between you and the Company, effective as of your first day of employment with the Company (such date your “Start Date,” and such agreement the “Indemnification Agreement”) shall remain in full force and effect.

1.Continuing Employment as Chief Financial Officer.

(a)Your title will continue to be Chief Financial Officer of the Company, and you will report solely and directly to the Company’s Chief Executive Officer. You will continue as Chief Financial Officer of the Company through March 15, 2021 (the “Employment End Date”). While you continue in this executive officer role, you shall perform such duties, render such services and have such authority and responsibilities commensurate with the position of Chief Financial Officer of similarly situated private companies. This is a full-time position and you shall be employed at the Company’s headquarters in New York City. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from continuing to perform your duties for the Company, and that you are willing to and able to assist the Company in complying with applicable insurance regulatory requirements arising from your employment. Notwithstanding anything to the contrary in this letter, you will be permitted to (i) perform advisory services for Reverence Capital Partners and Open Door, (ii) serve on the board of directors of Third Point Reinsurance Ltd. or any successor thereto (“Third Point”) as non-executive Chairman or otherwise and (iii) be employed as the Chief Executive Officer of Third Point.

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(b)For your services as Chief Financial Officer through the Employment End Date, the Company will continue to pay you a salary at the rate of $600,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will be eligible to receive a bonus of up to 30% of your base salary on an annualized basis and will be pro-rated for any partial year of service. Any such bonus will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer following consultation with you and approved by the Company’s Board of Directors. Any bonus for a fiscal year will be paid, to the extent earned, within 75 days after the close of that fiscal year. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

2.Service beginning March 16, 2021.

(a)For the period beginning March 16, 2021 through June 30, 2021, you will continue service to the Company as a consultant with the title of Vice Chairman.

(b)Your service as Vice Chairman will consist of assisting the Company’s new Chief Financial Officer and associated transitional services requested by the Board of Directors. Without limiting the generality of the foregoing, if requested by the Company (and in addition to any required certifications and representations letters required to be executed by you in your capacity as Chief Financial Officer), you will make Sarbanes-Oxley certifications, and also execute customary representation letters for auditors, with respect to all financial statements included in (i) all filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) covering periods ending on or before March 31, 2021, and/or (ii) any Company registration statement where financial statements for such periods are included. You will also execute representation letters to auditors for any interim SAS-100 reviews conducted with respect to such filings.

(c)During your service as Vice Chairman, the Company will reimburse you for the monthly health insurance premiums in respect of COBRA coverage.

(d)As of June 30, 2021, you will become a member of the Company’s Board of Directors. While the Company is privately held, you will be appointed by, and will serve at the pleasure of, the Board.

3.Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits provided to employees through the Employment End Date. In addition, through the Employment End Date, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, and reimbursement of reasonable business expenses pursuant to the Company’s policy, as in effect from time to time. Following the Employment End Date, you will no longer be eligible to participate in any Company compensation programs or benefit plans other than as expressly described herein.

4.Indemnification. The Indemnification Agreement will remain in full force and effect. You will continue to be covered under the Company’s director’s and officer’s liability insurance policy in amounts and coverages that are the same as those provided to the other senior executive officers or members of the Board of Directors, as applicable, of the Company from time to time until all applicable statutes of limitations expire in respect of any claims that may be asserted against you.

5.Stock Options. In March 2019, the Board of Directors of Mulberry granted you an option to purchase 4,300,000 shares of Mulberry Series A Common Stock (the “Option”).

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The Option is exercisable at any time and from time to time after the date of grant, without regard to whether or not the Option shares are vested. Except as otherwise provided herein, the Option is subject to the terms and conditions of Mulberry’s 2012 Stock Plan (the “Plan”), as described in the Plan and the Stock Option Agreement. Pursuant to the terms of and as described in the Stock Option Agreement, you vested in 25% of the Option shares after 12 months of your continuous service after your start date of March 1, 2019, with the remainder of the Option (and the remainder of the underlying shares of such First Option) vesting in equal monthly installments over the following 36 months of your continuous service. Accordingly, as of the date of this letter, you will be vested in 1,522,917 of the Option shares (and such vested shares will not be subject to the right of repurchase and any right of repurchase has lapsed with respect to such vested shares) and 2,777,083 of the Option shares will be unvested. In consideration of the new benefits being provided to you herein, you and the Company agree that, notwithstanding anything to the contrary in the Plan (and in particular in regard to vesting and post-termination exercise period):

(a)500,000 of the unvested Option shares (such portion of the Option referred to herein as the “Board Option”) will vest ratably over the four-year period from July 1, 2021 through June 30, 2025, subject only to your continuous service on the Board of Directors of the Company (or any successor Board of Directors thereto or the Board of Directors of the publicly traded entity created in connection with any initial public offering of the Company or Mulberry or any affiliates thereof, the “Board”)). If you are not appointed, nominated or re-nominated for membership to the Board, as the case may be, or your service on the Board terminates prior to July 1, 2025 other than due to your voluntary resignation or removal for Cause (or you are not initially appointed to the Board for reasons other than Cause (as defined below without regard to clauses (vi) or (vii))), vesting of the Board Option shall accelerate such that all of the then- unvested Board Option shares referenced in this subsection (a) will be deemed fully vested. For the sake of clarity, if your service on the Board terminates due to your voluntary resignation or for Cause prior to June 30, 2025, the then-unvested portion of the Board Option shall terminate immediately at the time of your termination, and if your Board service does not begin because you do not accept appointment to the Board (or if you are not appointed due to Cause), then the entire Board Option will terminate.

(b)1,631,250 of the unvested Option shares (such portion of the Option referred to herein as the “Executive Option”) will vest ratably during the period beginning August 1, 2020 through June 30, 2021 to the extent of your continuous service to the Company as Chief Financial Officer and Vice Chairman. If the Company terminates your service, such that you are no longer serving as Chief Financial Officer or Vice Chairman in this time period, without Cause, vesting shall accelerate such that all of the then-unvested Executive Option shares referenced in this subsection (b) will be deemed fully vested. For the sake of clarity, if your service as Chief Financial Officer and Vice Chairman terminates due to your voluntary resignation or your termination by the Company for Cause prior to June 30, 2021, the then- unvested portion of the Executive Option shall terminate immediately at the time of your termination.

(c)The remaining unvested portion of the Option (covering 645,833 shares and referred to herein as the “Performance Options”) will be subject to vesting as each of the following milestones (equally weighted) is achieved, provided that in each case such milestone is achieved prior to June 30, 2021 and you are in service as either Chief Financial Officer or Vice Chairman, unless, prior to the time such milestone is achieved, you die, you become disabled or the Company terminates your service without Cause:

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▪The filing an S-1 with the SEC for an initial public offering of equity securities (the “Applicable S-1”) for the Company, Mulberry or an affiliate thereof

▪Completion of “road show” materials relating to such initial public offering of equity securities

▪Clearance of all SEC comments to the Applicable S-1

For the sake of clarity, if one or more the above milestones has not been achieved by June 30, 2021, then, unless, prior thereto, you die, become disabled or the Company terminates your service without Cause, the corresponding portion of the Performance Options shall immediately terminate on such date, and if you do not remain in service as either Chief Financial Officer or Vice Chairman through such date other than due to your death, your termination due to disability or by the Company without Cause, then all Performance Options (whether or not the applicable milestone has been achieved) shall terminate immediately at the time of your termination. If you die, become disabled or the Company terminates your service without Cause prior to June 30, 2021, then the unvested portion of the Performance Options will become fully vested.

Notwithstanding any termination of your service with the Company, to the extent the Option becomes vested (including, without limitation, the portion of the Option that is already vested with respect to 1,522,917 shares), such vested portion of the Option will remain exercisable until June 30, 2027 (and such vested shares will not be subject to the right of repurchase and any right of repurchase will have lapsed with respect to such vested shares).

This Section 5 is intended as an amendment to the terms of the Option, as such terms are set forth above. Specifically, all vesting conditions that apply to the various portions of the Option are as set forth above with respect to the Board Option, the Executive Option and the Performance Options, and no other vesting or vesting acceleration shall apply. In addition, upon the effectiveness of this letter agreement, you acknowledge that the only rights or claims you have to any capital stock or equity compensation of Mulberry are with respect to the portion of the Option that is already vested (with respect to 1,522,917 shares) as of the date of this letter, the Board Option, the Executive Option and the Performance Options, and that any other options or other rights to Mulberry capital stock, whether issued or promised, terminate in their entirety, and you will have no further rights, interests, claims or entitlements to such awards. The terms of the Stock Option Agreement in regards to your Option shall remain in full force and effect to the extent not amended by the terms of this letter. As soon as reasonably practicable after the execution of this letter, the Stock Option Agreement will be amended by Mulberry to reflect the intent of this letter.

6.Dividend Bonus. The Company shall pay you a bonus (“Dividend Bonus”) each time Mulberry pays a dividend on its Series A Common Stock (simultaneously with the payment of such dividend) during the period beginning with the Start Date and ending on the date you have exercised all of the Options, provided that you are employed by the Company on the dividend payment date. Such Dividend Bonus payment shall be made as soon as practicable after such dividend payment date, but no later than March 15 of the succeeding calendar year. The amount of the Dividend Bonus applicable with respect to a dividend shall be equal to the product of
(A)the number of shares covered by any unexercised Options held by you then outstanding and
(B)the amount of dividend per share. You acknowledge and agree that you are responsible for the applicable taxes on any Dividend Bonus and that such Dividend Bonus shall be subject to tax withholding.

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7.Proprietary Information and Inventions Agreement. The Proprietary Information and Inventions Agreement that you signed to be effective as of your Start Date will remain in full force and effect, and you agree to continue to be bound by the terms of such agreement. The parties agree that the execution of the employment agreement with Third Point and provision of services to and employment with Third Point do not constitute a violation of your obligations under Section 4 of the Proprietary Information and Inventions Agreement.

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.Payments Upon Termination of Employment. In the event of a termination of your employment for any reason, the Company shall pay or provide you (or your beneficiary or, if you have not selected a beneficiary, your estate, in the event of your death) (i) any base salary or other compensation earned but not paid to you prior to the effective date of such termination, (ii) any business expenses pursuant to the Company’s policy that remain unreimbursed as of the date of termination, (iii) if such termination occurs after the end of the fiscal year but before the date annual bonuses are payable to senior executives, payment of your annual bonus, if any, earned for such year at such time as such annual bonuses are generally paid to other senior executives of the Company, and (iv) any payments, benefits, or entitlements which are vested, fully and unconditionally earned or due pursuant to this letter agreement or any Company plan, policy, program or arrangement.

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)Section 280G. In the event that (i) you become entitled to any payment or benefit hereunder or otherwise which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”), (ii) the Company fails to properly conduct and obtain or timely cause or allow for an effective shareholder vote on the approval of the Total Payments for purposes of satisfying Code Section 280G(b)(5) or is not eligible to conduct, obtain, cause or allow for such an effective shareholder vote pursuant to Code Section 280G(b)(5) and (iii) you are subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that after payment by you of (a) all taxes imposed on the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes imposed upon the Gross-Up Payment and (b) any Excise Tax imposed upon the Gross-Up Payment, you retain an

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amount of the Gross-Up Payment equal to the Excise Tax imposed in respect of the Total Payments. The Gross Up Payment shall be made to you promptly after you remit (or have remitted on your behalf) the related taxes, and in all events by no later than the last day of the taxable year following the taxable year in which you or the Company remits the related taxes. No Gross-Up Payment shall be required or will be paid by the Company if (i) you become entitled to Total Payments which constitute "parachute payments" as defined in Code Section 280G, (ii) the Company takes the necessary action to cause or allow for the necessary shareholder vote on the approval of the Total Payments for purposes of satisfying Code Section 280G(b)(5) and (iii) you refuse to submit the minimum amount of the Total Payments necessary to avoid the application of Code Section 280G to a shareholder vote for purposes of satisfying Code Section 280G(b)(5); provided, however, that in such event, if it would be economically advantageous for you, the Total Payments shall be reduced by an amount that results in the receipt by you on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payment, notwithstanding that some or all of the portion of the Total Payment may be subject to the Excise Tax (subject only to compliance with Code Section 409A, any such reduction shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value, with the highest value reduced first; next any non-cash, non-equity-based benefits, with the latest scheduled benefit reduced first; finally any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (with all equity and equity derivative values to be determined under Treasury Regulation Section 1.280G-1, Q&A 24)). All determinations under this Section 10(c) shall be made by a U.S. nationally recognized accounting firm mutually agreeable to the Company and you, at the Company’s expense, and, absent manifest error, such determinations shall be final and binding on the Company and you.

(d)Section 409A. Notwithstanding anything herein to the contrary, this letter agreement and any other agreement (including, without limitation, the Stock Option Agreements evidencing the Options) are intended to be interpreted and applied so that the payments and benefits set forth herein and therein shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A and, accordingly, the parties hereto agree that the payments and benefits set forth herein and therein comply with or are exempt from the requirements of Code Section 409A and agree not to take any position, and to cause their agents, affiliates, accountants, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external. Each installment of the fees or other payments provided under this letter agreement (if any) shall be treated as a “separate payment” for purposes of Code Section 409A. Notwithstanding any other provision of this letter agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for in this letter agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this letter agreement shall not be paid (or commence) during the six (6) month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh (7th) month following your separation from service or (ii) the tenth (10th) day following your death. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or

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benefits except to the extent specifically permitted or required by Code Section 409A. All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year,
(y) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (z) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. You and the Company agree to cooperate in good faith and to use commercially reasonable efforts to restructure any payments or benefits contemplated under this letter agreement or otherwise to the extent necessary to avoid subjecting you to any tax, penalty or interest pursuant to Code Section 409A with respect to any payments or property transfers received or to be received under this letter agreement or otherwise. Nothing in this clause shall operate to require you to agree to a restructuring proposal which would result in any diminution in the value of your entitlements under this letter agreement or otherwise.

11.Interpretation, Amendment and Enforcement.

(a)Complete Agreement. This letter agreement and all exhibits hereto supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you).

(b)Choice of Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law.

(c)Arbitration. Except as to the right of the Company to resort to any court of competent jurisdiction to obtain injunctive relief or specific enforcement of your obligations contained herein, any dispute or controversy between you and the Company arising out of or relating to your employment, including but not limited to disputes involving discrimination arising under common law, and/or federal, state and local laws, will be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator, who shall be selected by mutual agreement of you and the Company, shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant. You and the Company agree to abide by and accept the final decision of the arbitrator as to the ultimate resolution of any and all covered disputes and understand that arbitration replaces any right to trial by a judge or jury. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief in any court otherwise having jurisdiction over such dispute or controversy, or as may otherwise be required by law, neither you, the Company, or the arbitrator may disclose the existence, content or results of any arbitration hereunder. Notwithstanding any choice of law provision included in this letter agreement, the United States Federal Arbitration Act shall govern the interpretation and

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enforcement of this arbitration provision. The arbitration proceeding shall be conducted in New York, New York, unless the Company and you mutually agree to another location.

(d)No Mitigation; No Offset. In the event of any termination of employment, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this letter agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

12.Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)“Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing failure to follow the lawful mandates of the Board of Directors or Mario Schlosser in respect of your duties as Chief Financial Officer after receiving written notification of such failure from the Company;
(vii) your material and demonstrative underperformance, as determined by the Board of Directors or Mario Schlosser and communicated in writing within thirty (30) days from when such underperformance becomes known to the Board of Directors or Mr. Schlosser, relative to the expectations of a senior business leader in the Chief Financial Officer role; or (viii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, provided that, in the case of clauses (i), (ii) or (v), you have received written notification from the Company describing the nature of the failure or breach constituting Cause in reasonable detail and you have not cured that failure or breach within thirty (30) days following such notice (to the extent curable).

(b)“Code” means the Internal Revenue Code of 1986, as amended.

***

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You may indicate your agreement with these terms and accept this offer by signing and dating below and returning to me.

Very truly yours,

OSCAR INSURANCE CORPORATION

By:    /s/ Mario Schlosser
Name: Mario Schlosser
Title: Chief Executive Officer

MULBERRY HEALTH INC.

By:    /s/ Mario Schlosser
Name: Mario Schlosser
Title: CEO

I have read and accept this offer of continuing employment:

/s/ Sid Sankaran
Sid Sankaran

8/6/2020
Dated: